EXHIBIT NO. 16 - (master original hard copy filed by U.S. Mail, copy filed by accountant by direct U.S. Mail).

(Letterhead) Kish-Leake & Associates, P.C., Certified Public Accountants J.D. Kish, C.P.A., M.B.A.
James D. Leake, C.P.A., M.T.
Arleen R. Brogan, C.P.A.
7901 E. Belleview Ave., Suite 220
Englewood, Colorado 80111
Telephone: (303) 779-5006
Fax: (303) 779-5724
www.klacpa.com
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February 10, 2000
Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission

Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

We would like to inform you that we have read the disclosures provided by Contex enterprise Group, Inc. (formerly Mesa County Brewing Co.) (Comm. File #0-25319) in its filing of form 8- K-A-1 dated February 10, 2000 and that there are no disagreements regarding the statements made under Item 4-Changes in Registrant's Certifying Accountant.

Sincerely,
/s/ Kish Leake & Associates P.C.